EXHIBIT 99.1

TOR Minerals International, Inc. Reports Second Quarter Financial Results

CORPUS CHRISTI, Texas, July 25, 2013 - TOR Minerals International, Inc., (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the second quarter ended June 30, 2013. Results for the second quarter of 2013 as compared to the second quarter of 2012 included:

  2Q13 revenue decreased 24% to $10.7 million
  2Q13 diluted net income of $150,000 versus 2Q12 diluted net income of $1.6 million
  2Q13 diluted earnings per share of $0.04 versus 2Q12 diluted earnings per share of $0.45
  Shareholders' equity as of June 30, 2013 was $11.88 per diluted share, versus $12.00 as of December 31, 2012
Revenue by Product Group (in 000's)	2Q13	2Q12	% Change
TiO2 Pigments	$4,364	$7,485	-42%
Specialty Aluminas	4,040	4,578	-12%
Barium Sulfate and Other Products	2,328	2,045	14%
Total	$10,732	$14,108	-24%

* BARYPREM sales have been reclassified from Specialty Aluminas to Barium Sulfate and Other Specialty Minerals to make comparisons more meaningful.

As expected, revenue from titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, continued to be affected by weakness in the broader market for TiO2. Specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD®, declined 12 percent during the quarter, which was primarily related to variations in the order patterns of two large customers.   Barium sulfate and other product sales increased 14 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States.

During the second quarter of 2013, gross margin decreased to 16.0 percent of revenue, versus 26.0 percent during the same period a year ago, and was 2.9 percentage points greater than the first quarter of 2013.  The decrease in year-over-year gross margin comparisons was primarily due to lower average selling prices and increased raw material costs.  Operating expenses decreased 2.9 percent to $1.4 million.  During the second quarter, net income to common shareholders was $150,000, or $0.04 per diluted share, as compared to net income of $1.6 million, or $0.45 per diluted share, during the same period a year ago.

Commenting on results, Dr. Olaf Karasch, CEO of TOR Minerals, said, "Our strategic focus remains on product innovation and continued reduction in production costs.  As our new value-added products continue to gain market acceptance, we are focusing on achieving significant growth from our specialty alumina products over the next year. While we expect near-term profitability to continue to be negatively affected by lower prevailing TiO2 prices and the increased costs for related raw materials and energy, we also expect that fixed cost absorption in our Malaysian SR plant should improve through the balance of the year.  In addition, we expect the incremental investments in our Malaysian SR plant to improve yields and reduce production costs."

"Based on more favorable customer inventory levels and commentary from large TiO2 commodity producers, we are cautiously optimistic for a market recovery during second half of the year.  In addition, we continue to innovate and have had success with our new premium TiO2 color pigment product, TIOPREM, which saw a 52 percent growth during the first half of 2013 and represented 13 percent of our TiO2 product sales. Longer term, we believe the demand and supply characteristics in the TiO2 industry will continue to create attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2," said Dr. Karasch.

TOR Minerals will host a conference call at 4:00 p.m. CDT on July 25, 2013, to further discuss its second quarter results. The call will be simultaneously webcast, and can be accessed via the "News" section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 417461.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817 310-0051
Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
NET SALES	$10,732	$14,108	$22,159	$26,916
Cost of sales	9,020	10,441	18,953	20,059
GROSS MARGIN	1,712	3,667	3,206	6,857
Technical services and research and development	171	101	324	183
Selling, general and administrative expenses	1,247	1,359	2,525	2,583
Loss on disposal of assets	-	-	10	-
OPERATING INCOME	294	2,207	347	4,091
OTHER EXPENSE:
Interest expense, net	(99)	(112)	(183)	(254)
Gain (loss) on foreign currency exchange rate	20	(20)	(67)	3
Other, net	-	1	12	1
INCOME BEFORE INCOME TAX	215	2,076	109	3,841
Income tax expense	65	517	34	886
NET INCOME	$150	$1,559	$75	2,955
Plus: 6% Convertible Debenture Interest Expense	-	14	-	36
Income Available to Common Shareholders	$150	$1,573	$75	2,991

Income per common share:
Basic	$0.05	$0.56	$0.03	$1.14
Diluted	$0.04	$0.45	$0.02	$0.87
Weighted average common shares outstanding:
Basic	2,998	2,769	2,992	2,585
Diluted	3,404	3,462	3,196	3,451

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$891	$2,799
Trade accounts receivable, net	5,398	3,972
Inventories, net	25,961	22,895
Other current assets	1,435	1,822
Total current assets	33,685	31,488
PROPERTY, PLANT AND EQUIPMENT, net	23,594	22,933
OTHER ASSETS	24	25
Total Assets	$57,303	$54,446

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,621	$4,608
Accrued expenses	1,616	1,864
Notes payable under lines of credit	3,396	2,109
Export credit refinancing facility	1,873	394
Current deferred tax liability	110	173
Current maturities - capital leases	18	33
Current maturities of long-term debt - financial institutions	1,180	1,202
Total current liabilities	13,814	10,383
LONG-TERM DEBT
Capital leases	3	12
Long-term debt - financial institutions	2,063	2,316
DEFERRED TAX LIABILITY	977	1,007
Total liabilities	16,857	13,718
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
3,012 shares issued and outstanding at 6/30/2013 and 2,987 shares issued and outstanding at 12/31/2012	3,765	3,733
Additional paid-in capital	29,314	29,017
Retained earnings	3,344	3,269
Accumulated other comprehensive income:
Cumulative translation adjustment	4,023	4,709
Total shareholders' equity	40,446	40,728
Total Liabilities and Shareholders' Equity	$57,303	$54,446

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$75	$2,955
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,533	1,179
Loss on disposal of assets	10	-
Share-based compensation	62	58
Convertible debenture interest expense	-	22
Deferred income taxes	(71)	215
Changes in working capital:
Trade accounts receivables	(1,419)	(2,591)
Inventories	(3,493)	(5,372)
Other current assets	356	(625)
Accounts payable and accrued expenses	881	1,542
Net cash used in operating activities	(2,066)	(2,617)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,580)	(2,031)
Proceeds from sales of property, plant and equipment	2	-
Net cash used in investing activities	(2,578)	(2,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	1,337	823
Net proceeds from export credit refinancing facility	1,492	2,303
Net (payments on) proceeds from capital leases	(24)	31
Proceeds from long-term bank debt	276	536
Payments on long-term bank debt	(503)	(399)
Proceeds from the issuance of common stock and exercise of common stock options	267	115
Net cash provided by provided by financing activities	2,845	3,409
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(109)	(78)
Net decrease in cash and cash equivalents	(1,908)	(1,317)
Cash and cash equivalents at beginning of year	2,799	3,381
Cash and cash equivalents at end of period	$891	$2,064

Supplemental cash flow disclosures:
Interest paid	$157	$254
Income taxes paid	$240	$-